EXHIBIT 4.31

AMENDMENT NUMBER 2

TO CREDIT AGREEMENT

THIS AMENDMENT NUMBER 2, dated as of October 1, 2012 (this “Amendment”), by and among TW CONTAINER LEASING, LTD., a company with limited liability organized under the laws of Bermuda (the “Borrower”), the financial institutions listed on the signature pages hereof under the heading “LENDERS” (each a “Lender” and, collectively, the “Lenders”), and WELLS FARGO SECURITIES LLC., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), is made to the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of August 5, 2011 (the “Credit Agreement”);

WHEREAS, the parties desire to amend the Credit Agreement in order to modify certain provisions of the Credit Agreement; and

WHEREAS, the Majority Lenders have agreed to such amendment of the Credit Agreement, subject to the terms and conditions hereof;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Interpretation. The rules of interpretation set forth in Section 1.2 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2 Amendments to the Credit Agreement.

(a) Amendments. Pursuant to Section 15.12 of the Credit Agreement, the Credit Agreement is hereby amended as follows:

(i) The Borrower desires to terminate One Hundred Seventy Five Million Dollars ($175,000,000) of the Commitments under the Credit Agreement effective as of the Effective Date (as defined in Section 3 hereof). The execution and delivery of this Amendment shall satisfy any notice requirement for any such reduction in the Aggregate Commitment set forth in Section 2.4 of the Credit Agreement.

(ii) Schedule 4 to the Credit Agreement is amended to add or update the Maximum Allowed Exposure for the entities noted in Schedule 1 to this Amendment.

(b) References Within Credit Agreement. Each reference in the Credit Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

SECTION 3 Conditions of Effectiveness. The effectiveness of Section 2 of this Amendment shall become effective as of the date first above written (the “Effective Date”), upon receipt by the Administrative Agent of this Amendment duly executed and delivered by the Borrower, the Administrative Agent and Lenders representing in aggregate the Majority Lenders.

SECTION 4 Representations and Warranties. To induce the Lenders to enter into this Amendment, the Borrower hereby confirms and restates, as of the date hereof, the representations and warranties made by it in Section 7 of the Credit Agreement and in the other Loan Documents; provided that any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete as of such earlier date).

SECTION 5 Miscellaneous.

(a) Notice. The Administrative Agent shall notify the Borrower and the Lenders of the occurrence of the Effective Date and promptly thereafter distribute to the Borrower and the Lenders copies of all documents delivered under Section 3 of this Amendment.

(b) Credit Agreement Otherwise Not Affected. Except as expressly amended pursuant hereto, the Credit Agreement thereof shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects. The Lenders’ and the Administrative Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

(c) No Reliance. The Borrower hereby acknowledges and confirms to the Administrative Agent and the Lenders that the Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(d) Costs and Expenses. The Borrower agrees to pay to the Administrative Agent on demand the reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel to the Administrative Agent, in connection with the preparation, negotiation, execution and delivery of this Amendment.

(e) Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(f) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(g) Complete Agreement; Amendments. This Amendment, together with the other Loan Documents, contains the entire and exclusive agreement of the parties hereto and thereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. This Amendment may not be modified, amended or otherwise altered except in accordance with the terms of Section 15.12 of the Credit Agreement.

(h) Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Amendment shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Amendment, or the validity or effectiveness of such provision in any other jurisdiction.

(i) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

(j) Loan Documents. This Amendment shall constitute a Loan Document.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

THE BORROWER

TW CONTAINER LEASING, LTD.

By	/s/ Christopher C. Morris
	Name:	Christopher C. Morris
	Title:	Vice President

By	/s/ Laks Swaminathan
	Name:	Laks Swaminathan
	Title:	Vice President

THE ADMINISTRATIVE AGENT

WELLS FARGO SECURITIES LLC

By	/s/ William Eustis
	Name:	William Eustis
	Title:	Director

CONSENTED TO AND ACKNOWLEDGED BY:

THE LENDERS

WELLS FARGO BANK, NATIONAL ASSOCIATION

By /s/ Hatesh Singh
Director

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